MAC CAPITAL

STRICTLY PRIVATE & CONFIDENTIAL

23rd July, 2008

BY FAX and EMAIL
ADDRESSEE ONLY

Name
Address

Email:

Fax No:

Dear Sirs,

CONFIRMATION OF YOUR SUCCESSFUL SUBSCRIPTION TO UNITS COMPRISED OF SHARES OF COMMON STOCK AND WARRANTS OVER SHARES OF COMMON STOCK OF CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

MAC Capital Limited (**"MAC Capital"**), as the authorised Placement Agent to China Security & Surveillance Technology, Inc. (**"CSR"** or the **"Company"**), would like to express our gratitude for your interest in the investment in newly-issued Units comprised of shares of common stock and warrants over common stock (at a ratio of one fifth of a warrant for every Unit) of the Company (**"Units"**).

Allocation and Due

We are now pleased to confirm to you that on 23rd July, 2008, the Company's Board of Directors approved your allocated portion as follows:

No of Units	Offering Price	Total Amount (US$)
.	US$ 13.84 per Unit	

Payment Instruction

Please arrange for the total subscription price as specified above (net of bank fees and charges, which should be for your account) to be transferred in good value to the escrow agent, **Thelen Reid Brown Raysman & Steiner LLP's** bank account on or before the 25th July, 2008.

Account name	: **Thelen Reid Brown Raysman & Steiner LLP's**
Account number	: 53505184
Receiving Bank	: Citibank, N.A., 153 East 53rd Street, New York, New York 10043, USA
ABA Number	: 021-000-089
Reference Note	: Share Subscription by Greatland Investments Limited

Would you please also send a copy of resultant remittance advice to fax no +971 4 409 7272 in order that we may confirm receipt of funds.

If you have any further enquiries, please contact the undersigned at +971 4 409 7177.

Yours faithfully,
MAC CAPITAL LIMITED

Gemard Hametner
Director